Exhibit 3.32
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CORECOMM COMMUNICATIONS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

     CoreComm Communications, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
     FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     FIRST: The name of this corporation is CoreComm, Inc.
     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 15th day of September, 1999.

CORECOMM COMMUNICATIONS, INC.
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President-General Counsel and Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 09/15/1999 991386174 — 3067897